As filed with the U.S. Securities and Exchange Commission on December 2, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Achieve Life Sciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2835	95-4343413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1040 West Georgia, Suite 1030,

Vancouver, British Columbia, V6E 4H1

(604) 210-2217

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Bencich

Chief Executive Officer

Achieve Life Sciences, Inc.

1040 West Georgia, Suite 1030,

Vancouver, British Columbia, V6E 4H1

(604) 210-2217

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Smith Amanda Rose Chelsea Anderson Fenwick & West LLP 1191 2nd Ave, 10th Floor Seattle, WA 98101 (206) 389-4510	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒333-250074

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an "emerging growth company". See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share(1)	$1,903,250	$207.64
Underwriter’s Warrants to Purchase Common Stock(2)	—	—
Common Stock underlying Underwriter’s Warrants(3)	$43,750	$4.77
Total:	$1,947,000	$212.42
(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. The Registrant previously registered securities with an aggregate offering price not to exceed $15,906,450 on a Registration Statement on Form S-1, as amended (File No. 333-250074), which was declared effective by the Securities and Exchange Commission on December 2, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $1,947,000 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

(2)	No registration fee pursuant to Rule 457(g) under the Securities Act.
(3)

Represents 5,000 addition number of shares underlying a warrant to be issued to the underwriter of this offering, with an exercise price equal to 125% of the per share public offering price of common stock in this offering. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-250074).

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF
CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Achieve Life Sciences, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-250074) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on November 13, 2020, as amended, and the Commission declared effective on December 2, 2020.

The Registrant is filing this Registration Statement for the sole purpose of registering an increase in the maximum aggregate offering price of $1,947,000 of securities of the same classes as were included in the Prior Registration Statement. The increase in the maximum aggregate offering price being registered is in an amount that represents no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description
5.1*	Opinion of Fenwick & West LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333-250074))

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, Washington, on December 2, 2020.

ACHIEVE LIFE SCIENCES, INC.

By:	/s/ John Bencich
John Bencich
Chief Executive Officer

Signature	Title	Date

/s/ John Bencich John Bencich	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	December 2, 2020

/s/ Jerry Wan Jerry Wan	Senior Director of Accounting Operations (Principal Accounting Officer)	December 2, 2020

* Richard Stewart	Executive Chairman and Director	December 2, 2020

* Scott Cormack	Director	December 2, 2020

* Martin Mattingly	Director	December 2, 2020

* H. Stewart Parker	Director	December 2, 2020

* Jay Moyes	Director	December 2, 2020

* Donald Joseph	Director	December 2, 2020

*By: /s/ John Bencich___________
John Bencich
Attorney-in-Fact